EXHIBIT 10.6

[Brobeck Hale and Dorr Letterhead]

Asclepion-Meditec AG
Mr. Andreas Gottlieb
Goschwitzer Strasse 51-52

07745 Jena

Biolase Europe GmbH / Asclepion-Meditec AG
Asset Purchase Agreement dated January 29, 2002

Dear Mr. Gottlieb,

As you know, Section 2 of the certain Agreement (Erganzung zum Kauf eines bebauten Grundstucks, UR-NA 261/2002 des Notars Dr. Martin Schuck, Munchen) reads:

“However, in the event that (i) the ***** Agreement is not concluded by April 15, 2002, or any later date the Seller and the Purchaser mutually agree upon in writing or (ii) the Purchaser does not receive the expected minimum payment of US-$ 300,000.00 (in words: United States Dollar three-hundred-thousand) resulting from the ***** Agreement, and (iii) the parties are not able to mutually agree on any other arrangement resulting in a credit (Gutschrift) to the Purchaser in the amount of US-$ 300,000.00 (in words: United States Dollar three-hundred-thousand) within 6 weeks after the negotiations of the ***** Agreement have failed, but not later than May 31, 2002,…”

On behalf of our client, Biolase Europe GmbH, we propose to mutually agree on October 31, 2002 being the later date according to section (i) of the above-mentioned sentence. In this context we confirm that the date mentioned in section (iii) of the above-mentioned sentence is not to be construed to prohibit our proposed extension of time.

Please sign and return the duplicate of this letter. Thank you very much.

Yours sincerely,

BROBECK HALE AND DORR

/s/ RAINER KREIFELS
Rainer Kreifels Rechtsanwalt

/s/ ILLEGIBLE
Asclepion-Meditec AG

*
In accordance with Rule 24b-2 under the Securities and Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.